Exhibit 2.4

THIRD AMENDMENT TO THE

MERGER AGREEMENT

Dated as of July 20, 2023

This Third Amendment to the Merger Agreement (this “Amendment”) is made and entered into as of the date first set forth above (the “Amendment Date”) by and among Logiq, Inc., a Delaware corporation (the “DLQ Parent”), DLQ, Inc., a Nevada corporation (the “Company”), Abri SPAC I, Inc., a Delaware corporation (“Parent”), and Abri Merger Sub, Inc., a Delaware corporation (“Merger Sub”). The DLQ Parent, the Company, Parent, and Merger Sub, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS the Parties are all of the Parties to that certain Merger Agreement dated as of September 9, 2022 (as amended, modified or supplemented from time to time, the “Merger Agreement”); and

WHEREAS, the Parties now desire to amend the Merger Agreement to (i) remove provisions related to the transfer of certain intellectual property assets of Fixel AI, Inc. (“Fixel AI”) and Rebel AI, Inc. (“Rebel”) (ii) change the name of the Surviving Corporation to “Collective Audience, Inc.”, and (iii) increase the size of the senior financing facility from $25 Million to $30 Million;

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

2.	Amendments. Pursuant to the provisions of Section 12.2 of the Merger Agreement, the Merger Agreement is hereby amended as follows:

(a)	Recital F is hereby deleted in its entirety and replaced with the following:

“Merger Sub will merge with and into the Company (the “Merger”), after which the Company will be the surviving company in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent and Parent shall change its name to “Collective Audience, Inc.”;

(b)	Recital G is hereby deleted in its entirety and replaced with “Reserved”.

(c)	Section 2.1 is hereby deleted in its entirety and replaced with the following:

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Nevada Revised Statutes (the “NRS”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the Surviving Corporation, which shall be a name agreeable to all Parties, and (c) the Surviving Corporation shall become a wholly-owned Subsidiary of Parent, which shall change its name to “Collective Audience, Inc.”

(d)	Section 2.5(b) is hereby deleted in its entirety and replaced with the following:

(b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be amended at the Effective Time to read in its entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be a name agreeable to all Parties, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation and applicable Law.

(e)	Section 6.6(e) is removed in its entirety and replaced with the following:

(e) In accordance with Parent’s amended and restated certificate of incorporation and applicable securities laws, rules and regulations, including the DGCL and rules and regulations of the NASDAQ, in the Proxy Statement, Parent shall seek from the holders of Parent Common Stock the approval the following proposals: (i) the Parent Stockholder Approval; (ii) adoption and approval of the second amended and restated certificate of incorporation of Parent, in the form attached hereto as Exhibit G, including the change of the name of Parent to “Collective Audience, Inc.” (the “Amended Parent Charter”); (iii) adoption and approval of the amended and restated bylaws of Parent in the form attached hereto as Exhibit H; (iv) approval of the members of the Board of Directors of Parent immediately after the Closing; (v) approval of the issuance of more than 20% of the issued and outstanding shares of Parent Common Stock to DLQ Parent in connection with the Merger under applicable exchange listing rules; (vi) approval to adjourn the Parent Stockholder Meeting, if necessary; and (vii) approval to obtain any and all other approvals necessary or advisable to effect the consummation of the Merger as reasonably determined by the Company, DLQ Parent, and the Parent (the proposals set forth in the forgoing clauses (i) through (vii) collectively, the “Parent Proposals”).

(f)	Section 7.10 is removed in its entirety and replaced with the following:

Senior Financing Facility. The Company, Parent and Sponsor shall each use commercially reasonable efforts to enter into a mutually acceptable agreement that provides that Sponsor shall be the exclusive financing source of the Company and Parent after the Business Combination in an amount which shall not exceed $30 Million.

(g)	Section 9.1(j) is removed in its entirety and replaced with the following:

The Company shall have entered into an agreement which provides that the Sponsor shall be the exclusive financing source of the Company and Parent after Closing in an amount which shall not exceed $30 Million. Such agreement shall be on terms mutually agreed between the parties.

(h)	Section 9.1(f), Section 9.2(l), Section 9.2(m), Section 9.2(n), and Section 9.2(o) are each removed in their entirety and each is replaced with the word “Reserved.”

(i)	For the avoidance of doubt, the obligations of DLQ Parent in Section 9.2(a) shall no longer include any obligations with respect to the Sister Companies, including, without limitation, any obligations with respect to the Sister Companies under Article VI, Article VII and Article VIII of the Agreement, which such obligations shall be specifically excluded from the Agreement..

(j)	With respect to Section 9.2(b), the representations and warranties made by DLQ Parent as of the Closing Date or any earlier date shall specifically exclude the Sister Companies.

(k)	Exhibit D, the Form of Revenue Sharing Agreement, paragraph 1 is removed in its entirety and replaced with the following:

Reference is made to that certain Merger Agreement dated September 9, 2022 (the “Merger Agreement”) among DLQ, Inc. (“DLQ”), Logiq, Inc. (“DLQ Parent”), Abri SPAC I, Inc. (“Parent”), and Abri Merger Sub, Inc. (“Abri Sub”) pursuant to which, Abri Sub will merge with and into DLQ, after which DLQ will be the surviving company and a wholly-owned subsidiary of Parent (the “Merger”) and Parent shall change its name to “Collective Audience, Inc.”.

(l)	Exhibit G, the Form of Second Amended and Restated Certificate of Incorporation of Abri SPAC I, Inc., Article I is hereby removed in its entirety and replaced with the following:

The name of the corporation is Collective Audience, Inc. (the “Corporation”).

(m)	Exhibit H, the Amended and Restated Bylaws of Datalogiq, Inc. shall be amended to be the “Amended and Restated Bylaws of Collective Audience, Inc.”

(n)	Exhibit I, Form of Voting Agreement, Preamble shall be removed in its entirety and replaced as follows:

This Voting Agreement (this “Agreement”) is made as of [__], by and among Collective Audience, Inc. (f/k/a Abri SPAC I, Inc.), a Delaware corporation (the “Parent”), Abri Ventures I, LLC (the “Sponsor”), and each of the individuals and entities set forth on the signature page hereto (each a “Voting Party” and collectively, the “Voting Parties”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below). This Agreement shall be effective as of the Closing Date of the Merger.

3.	Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Merger Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Merger Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

4.	Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.

ABRI SPAC I, INC.

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

ABRI MERGER SUB, INC.

By:	/s/ Jeffrey Tirman
Name:	Jeffrey Tirman
Title:	Chief Executive Officer

DLQ, INC.

By:	/s/ Brent Suen
Name:	Brent Suen
Title:	Chief Executive Officer

LOGIQ, INC.

By:	/s/ Brent Suen
Name:	Brent Suen
Title:	Chief Executive Officer

[Signature Page to Third Amendment to Merger Agreement]